[Confidential Treatment Requested. Confidential Portions of This Agreement have been Redacted and have been separately filed with the Commission]

                     LICENSE AND COLLABORATION AGREEMENT
                      -----------------------------------

            THIS LICENSE AND COLLABORATION AGREEMENT dated as of September 15, 1995 (the "Agreement"), is entered into between THE IMMUNE RESPONSE CORPORATION, a Delaware corporation ("IRC"), having a place of business at 5935 Darwin Court, Carlsbad, California 92008, U.S.A., and TRINITY MEDICAL GROUP, CO., LTD., a Thai limited company ("Trinity"), having a place of business at 425/5 Silom No. 7, Silom Road, Bangkok 10500, Thailand.

                              W I T N E S S E T H :

         WHEREAS, IRC owns or has rights in certain technology relating to a certain immunotherapeutic product which uses inactivated human immunodeficiency virus ("HIV") depleted of its gp120 envelope administered in Incomplete Freund's Adjuvant.

         WHEREAS, IRC and Trinity desire to collaborate together to conduct clinical development of, and to obtain regulatory approval to market, such product in Thailand and certain other countries of Asia for use in treatment of HIV infection, on the terms and subject to the conditions of the Agreement.

         WHEREAS, Trinity desires to fund such clinical development and regulatory activities, and to obtain the rights to commercialize such product in such countries for use in the treatment of HIV infection, on the terms and subject to the conditions of the Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS
                                   -----------

         For purposes of the Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below;

         1.1 "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least forty percent (40%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

         1.2 "Development Program" shall mean the program to conduct the clinical development of the Product in the Territory, and to conduct the related activities to obtain regulatory approval to market the Product in the Territory for use in the Field, as described generally in the Development Workplans.

         1.3 "Development Workplan" shall mean, with respect to each country in the Territory, the written workplan to conduct the clinical development of the Product, and to conduct the related activities to obtain regulatory approval to market the Product in such country for use in the Field, as set forth in Exhibit A with respect to Thailand, and as prepared pursuant to the provisions of
Section 3.1.1 below with respect to each other country in the Territory, in each case as the same may be revised from time to time pursuant to the provisions of
Section 3.1.3 below.

         1.4 "FDA" shall mean the United States Food and Drug Administration, or the successor thereto.

         1.5 "Field" shall mean the treatment of HIV infection.

         1.6 "First Commercial Sale" shall mean, with respect to any country, the first sale or distribution for use or consumption by the general public of the Product in such country after the required marketing approval has been granted by the governing health authority of such country.

         1.7 "GMP" shall mean current Good Manufacturing Practices promulgated by the FDA in the United States.

         1.8 "Manufacturing Cost" shall mean the fully-burdened cost, expressed on a per unit manufactured basis, of manufacturing the Product, together with the packaging thereof, including the cost of materials, direct labor and benefits, and overhead, all as determined in accordance with generally accepted accounting principles and consistently with the manufacturer's accounting practices for other products manufactured. Materials, direct labor and benefits and overhead shall be further defined as follows:

            1.8.1 "Materials" shall include those items which form an integral and direct part of the bulk form of the Product and are necessary for its production, as well as cartons, labels, package inserts and shippers.

            1.8.2 "Direct Labor and Benefits" shall include that portion of basic wages, labor and related payroll taxes and employee benefits spent in actual production of the particular Product which can be identified with or charged to the Product.

            1.8.3 "Overhead" shall include all operating expenses incurred by and in support of the particular manufacturing cost centers, purchasing department and quality assurance operations, with respect to the Product, including the following:

              -      Indirect labor, related payroll taxes and employee benefits
              -      Depreciation
              -      Taxes
              -      Insurance
              -      Rent
              -      Repairs and maintenance

              -      Supplies
              -      Utilities
              -      Factory administrative expenses

            1.9 "Manufacturing Know-How" shall mean all information and data, including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing; which are necessary or useful to make, or to seek regulatory approval to make, the Product in Thailand for use in the Field, in which IRC has an ownership or other licensable interest and which is in the possession of IRC on the date of the Agreement or thereafter during the term of the Agreement.

            1.10 "Person"  shall mean an individual,  corporation,  partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

            1.11 "Product" shall mean a certain immunotherapeutic product which uses inactivated HIV depleted of its gp120 envelope administered in Incomplete Freund's Adjuvant.

            1.12 "Product Know-How" shall mean all information and data, including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing, which are necessary or useful to use, develop, sell, distribute or seek regulatory approval in any country in the Territory to market the Product for use in the Field, in which IRC has an ownership or other licensable interest and which is in the possession of IRC on the date of the Agreement or thereafter during the term of the Agreement.

            1.13 "Product Specifications" shall mean the specifications for the manufacture of the Product as established by IRC, as the same may be modified by IRC from time to time.

            1.14 "Royalty Term" shall mean, with respect to each country in the Territory, the period of fifteen (15) years commencing on the date of the First Commercial Sale of the Product in such country.

            1.15 "Stock Purchase Agreement" shall mean the Stock Purchase Agreement dated as of the date hereof, between IRC and Trinity (as the same may be amended or restated from time to time).

            1.16 "Territory" shall mean Thailand, Cambodia, Burma, Singapore, Vietnam, Sri Lanka, Indonesia, Malaysia, the Philippines and Laos.

            1.17 "Third Party" shall mean any Person other than IRC, Trinity and their respective Affiliates.

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

         Each party hereby represents and warrants to the other party as follows:

            2.1 Existence and Power. Such party (a) is a corporation or limited company (as the case may be) duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) has the requisite power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of such party and would not materially adversely affect such party's ability to perform its obligations under the Agreement.

            2.2 Authorization and Enforcement of Obligations. Such party (a) has the requisite power and authority and the legal right to-enter into the Agreement and to perform its obligations hereunder and (b) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

            2.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with the Agreement have been obtained.

            2.4 No Conflict. The execution and delivery of the Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not conflict with, or constitute a default under, any contractual obligation of such party

            2.5 DISCLAIMER OF WARRANTIES. NOTHING IN THE AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE, OR WARRANTY GIVEN, BY IRC THAT THE USE OF ANY LICENSE GRANTED HEREUNDER WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY OTHER PERSON. FURTHERMORE, IRC MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                   ARTICLE 3

                              DEVELOPMENT PROGRAM
                              -------------------

         3.1 Development Workplans.

            3.1.1 Preparation of the Workplans. The Development Workplan for Thailand is set forth in Exhibit A hereto. Not less than ninety (90) days prior to the anticipated filing of the first Investigational New Drug application ("IND") for the Product, or its equivalent, with the governing health authority in any other country in the Territory, or not less than ninety (90) days prior to the commencement of human clinical trials of the Product in any such country if no such filing or application is required in such country, IRC and Trinity jointly shall prepare a mutually acceptable Development Workplan for such country.

            3.1.2 Content of the Workplans. In accordance with the provisions of Sections 3.2 below, the Development Workplan for each country in the Territory
(a) shall specify generally the activities necessary to obtain all applicable marketing approvals required for the commercial sale, distribution or use of the Product in such country for use in the Field, (b) shall set forth generally the structure of all human clinical trials to be conducted in such country for the Product, (c) shall identify the principal investigators for such clinical trials, and (d) shall establish the required resources and efforts of IRC and Trinity, and the required funding by Trinity, necessary to conduct such clinical trials and to obtain the required marketing approval to commercially sell, distribute and use the Product in such country as soon as commercially practicable, consistent with prudent drug development practices.

         3.1.3 Modifications to the Workplans. Prior to July 1 of each year during the term of the Development Program, the Project Leaders (as defined in
Section 4.1 below) shall recommend to the parties any modifications to the Development Workplan for each country which they determine to be necessary or desirable. Such modifications shall be effective only upon the mutual written agreement of IRC and Trinity. The parties additionally may revise the Development Workplan for each country upon the completion of each phase of human clinical trials of the Product in such country and otherwise from time to time, upon the mutual written agreement of IRC and Trinity.

         3.2 Clinical Development. On the terms and subject to the conditions of the Agreement, Trinity diligently shall cause to be conducted such human clinical trials as the parties mutually determine are necessary or desirable to obtain all required approvals to market the Product in each country in the Territory for use in the Field, all in accordance with the applicable Development Workplan.

            3.2.1 Trinity shall engage one or more clinical research organizations (each, a "CRO") of internationally-recognized standing, subject to the approval of IRC which shall not be unreasonably withheld or delayed, to manage such human clinical trials.

            3.2.2 Trinity shall consult generally with IRC with respect to each such clinical trial.

            3.2.3 Each such clinical trial shall be conducted in accordance with a protocol jointly prepared by, and in form and substance mutually agreed to in writing by IRC and Trinity.

            3.2.4 Trinity shall select the clinical sites and principal investigators for each such clinical trial, subject to the approval of IRC which shall not be unreasonably withheld or delayed. Each clinical site shall enter into a clinical trials site agreement with IRC and Trinity in the form of Exhibit B hereto with only such modifications as necessary to reflect the name of the clinical site, the name of the principal investigator and the country in which the clinical trial is conducted, and as otherwise expressly agreed to in writing by IRC and Trinity. Trinity shall cause its CRO to collect from each clinical Site, and to provide IRC with, fully-executed drug disposition forms, in the form provided by IRC.

            3.2.5 Trinity shall cause its CRO to oversee the conduct of each such clinical trial. With respect to each clinical site, Trinity shall cause its CRO to conduct a site initiation visit, subsequent monthly monitoring visits and a site closing visit to ensure such site's compliance in all material respects with all requirements of laws and regulations of the United States and the applicable countries of the Territory, internal institutional procedures and guidelines, the applicable protocol, and good laboratory and clinical practices of the United States and the applicable countries of the Territory.

            3.2.6 IRC, at its sole expense, shall provide each clinical site with the Product and placebo as identified in the applicable protocol for use in the clinical trial to be conducted at such site.

            3.2.7 Trinity promptly shall cause its CRO to collect, review and evaluate all case record forms, laboratory report forms and related documents from each clinical site for legibility, completeness and safety information. Trinity and its CRO shall immediately notify IRC of any serious or unexpected side effect, toxicity or sensitivity reaction, or any unexpected incidence, and the severity thereof, associated with any clinical trial. Trinity and its CRO shall work with each clinical site to collect any missing information and to clarify or correct any inconsistencies or other ambiguous information provided by such clinical site. With respect to each clinical site, on the first day of each month, Trinity shall cause its CRO to complete and provide IRC with a monthly site monitoring report, in a form reasonably acceptable to IRC, regarding all patient visits completed during the immediately preceding month at such clinical site.

3.2.8 Each clinical site shall be required to use case record and other forms provided by IRC in connection with such clinical trial. Not later than thirty
(30) days following the completion of each such clinical trial, Trinity shall cause its CRO to provide IRC with a copy of all case record forms from such clinical trial.

            3.2.9 IRC shall have the right, but not the obligation, to monitor the conduct of, and data gathering under, each such clinical trial for compliance with all requirements of laws and regulations of the United States and the applicable countries of the Territory, internal institutional procedures and guidelines, the applicable protocol, and good laboratory and clinical practices of the United States and the applicable countries of the Territory. IRC also shall have the right, but not the obligation, to enter, upon reasonable notice during normal business hours, the business facilities of Trinity where the clinical trial records are maintained and during such time to review such records and to consult with Trinity's staff with respect thereto.

            3.2.10 IRC, at its sole expense, shall provide Trinity with such technical assistance regarding the Product Know-How as the parties mutually determine is reasonably necessary or desirable to enable Trinity to conduct its obligations under the Development Program. Such technical assistance shall include certain training of Trinity employees, from time to time, at the facilities of IRC in Carlsbad, California.

         3.3 Regulatory Filings and Applications. IRC and Trinity jointly shall prepare, file and prosecute all filings and applications necessary to obtain all required marketing approvals to commercially sell, distribute and use (but not to manufacture) the Product in the Territory for use in the Field. Each such filing and application shall be in Trinity's name, and shall be in form and substance mutually acceptable to IRC and Trinity. Trinity shall be the owner and party of record for all such filings and applications. IRC shall be entitled to cross reference all such filings and applications by Trinity in connection with the filing and prosecution of any filings and applications by IRC regarding the Product. Trinity shall be entitled to review and cross reference all filings and applications by IRC regarding the Product solely in connection with the filing and prosecution of all such filings and applications by Trinity.

         3.4 Subcontracts. Trinity may subcontract (including by the engagement of one or more CRO's as required under Section 3.2.1 above) portions of the Development Program to be performed by it in the normal course of its business without the prior consent of IRC; provided, however, that (a) such subcontracting shall not involve the transfer of Product Know-How to Third Parties without the prior express written consent of IRC; (b) the subcontracted party shall enter into a confidentiality agreement with Trinity in accordance with Section 10.2 below; (c) Trinity shall supervise such subcontract work; and
(d) the subcontracted party shall be in compliance in all material respects with all requirements of laws and regulations of the United States and the countries of the Territory, together with all good laboratory practices and good clinical practices of the United States and the applicable countries of the Territory.

         3.5 Conduct of Development Program. Trinity shall conduct its obligations under the Development Program in good scientific manner, and in compliance in all material respects with all requirements of laws and regulations of the United States and the countries of the Territory and all applicable good laboratory practices and good clinical practices of the United States and the applicable countries of the Territory.

         3.6 Funding the Development Program. Except as otherwise set forth below in this Section 3.6 Trinity shall be solely responsible for funding all the costs of conducting the clinical development of the Product in the Territory, and the related activities necessary to obtain the required approvals to market the Product in the Territory for use in the Field. IRC shall be solely responsible for funding (a) the costs of supplying each clinical site with certain materials as identified in the applicable protocol for use in the clinical trial to be conducted at such site, and (b) its internal and out-of-pocket costs of conducting its obligations under the Development Program.

         3.7 Development Reports and Results.

            3.7.1 Each party shall keep the other informed regarding the progress of such party's responsibilities regarding the clinical development of each Product and the preparing, filing and obtaining of the required approvals to market the Product in the Territory for use in the Field.

            3.7.2 Within thirty (30) days following the end of each calendar quarter following the commencement of human clinical trials of the Product in the Territory, each party shall prepare, and provide to the other, a reasonably detailed written report which shall describe the progress of such party's responsibilities regarding the clinical development and testing of the Product, all regulatory filings and submissions made, and all approvals obtained.

            3.7.3 Each party shall make its employees and relevant reports of nonemployee consultants available, upon reasonable notice during normal business hours, at their respective places of employment to consult with the other party on issues arising during the Development Program and in connection with any request from any regulatory agency, including regulatory, scientific, technical and clinical testing issues.

            3.7.4 Representatives of IRC and Trinity may, upon reasonable notice during normal business hours, visit the facilities where the Development Program is being conducted, and consult informally, during such visits and by telephone, with personnel of the other party performing work on the Development Program. If requested by the-other party, IRC and Trinity shall cause appropriate individuals working on the Development Program to be available for meetings at the location of the facilities where such individuals are employed at times reasonably convenient to the party responding to such request.

            3.7.5 Trinity shall be the sole owner of all data, information and other results (including, without limitation, data forms and protocols) resulting from or relating to the clinical trials of the Product, excluding subject and patient records. IRC shall have the right to use and disclose all such data, information and results for any purpose.

         3.8 Election Not to Develop. If Trinity elects at any time not to develop and commercialize, or abandons the development and commercialization of the Product in any country in the Territory, then (a) all rights and obligations of Trinity to develop and commercialize the Product in such country shall terminate, and (b) thereafter IRC shall have the exclusive right, in its Sole discretion and at its sole expense, to develop and commercialize the Product in such country.

         3.9 Excused Performance. In addition to the provisions of Article 14 below, the obligations of Trinity under the Development Program are expressly conditioned upon the continuing absence of any adverse conditions relating to the safety or efficacy of the Product, and the obligations of Trinity to develop the Product shall be delayed or suspended so long as any such condition or event exists. If Trinity delays or suspends development of the Product in Thailand for a period which exceeds eighteen (18) months in duration (except for delays or suspensions due solely to regulatory delays beyond Trinity's reasonable control), then all Trinity's rights and obligations to develop and commercialize the Product in the Territory shall terminate and thereafter IRC shall have the exclusive right, in its sole discretion and at its sole expense, to develop and commercialize the Product in the Territory.

                                   ARTICLE 4

                      MANAGEMENT OF THE DEVELOPMENT PROGRAM
                      -------------------------------------

         4.1 Project Leaders. IRC and Trinity each shall appoint a person (a "Project Leader") to coordinate its part of the Development Program. The Project Leaders shall be the primary contacts between the parties with respect to the Development Program. Each party shall notify the other within thirty (30) days of the date of the Agreement of the appointment of its Project Leader and shall notify the other party as soon as practicable upon changing this appointment.

         4.2 Disagreements. All disagreements between the Project Leaders shall be resolved in the following manner:

            4.2.1 The Project Leaders promptly shall present the disagreement to the executive of each of IRC and Trinity who has the principal responsibility for such party's work under the Agreement.

            4.2.2 Such executives shall meet to discuss each party's view and to explain the basis for their respective positions, and in good faith shall attempt to resolve such disagreement among themselves.

            4.2.3 If such executive officers cannot resolve such disagreement within thirty (30) days after the meeting described in Section 4.2.2 above, then such disagreements shall be resolved in any manner which such executives mutually agree or by any available legal or equitable means.

            4.2.4 Notwithstanding the foregoing, the parties do not waive any rights which they may have under the Agreement or otherwise as a result of one party's settlement of a disagreement under Section 4.2.3 above.

                                    ARTICLE 5

                                    LICENSES
                                    --------

         5.1 License Grant. Except as otherwise provided in the Agreement, IRC hereby grants to Trinity an exclusive license in the Territory under the Product Know-How to conduct its obligations under the Development Program in the Territory and to sell, distribute and use the Product in the Territory for use in the Field. Trinity shall not sell or distribute the Product in any country in the Territory, other than Thailand, unless Trinity has previously received the required marketing approval from the governing health authority in Thailand for the Product and Trinity has commenced marketing and is diligently marketing the Product in Thailand for use in the Field.

         5.2 Sublicense Rights. Trinity may not grant sublicenses under such license to any Affiliate or Third Party without the prior written consent of IRC, except. for sublicense solely for the purpose of marketing, promoting, selling and distributing the Product. Trinity shall provide to IRC a copy of any permitted sublicense promptly upon execution of the same. Any permitted sublicense shall be subject to the provisions of the Agreement.

         5.3 Reversion of Rights to IRC. With respect to (a) each country in which Trinity abandons or elects not to develop or commercialize the Product, and (b) the Territory, if Trinity delays or suspends the development of the Product in Thailand for more than eighteen (18) months under Section 3.10 above, the license granted to Trinity with respect to each such country (or the Territory under clause (b) above) shall automatically revert to IRC, and Trinity shall have no further rights under the Agreement with respect thereto.

         5.4 Option to License Manufacturing Technology. Subject to the provisions of this Section 5.4, IRC shall have the exclusive right to make and have made the Product for sale, distribution and use in the Territory. For a period of three years commencing on the date of the First Commercial Sale of the Product in Thailand, Trinity shall have the exclusive option, in its sole discretion, to obtain an exclusive license (except as to IRC and its Affiliates) under the Manufacturing Know-How to make the Product in Thailand solely for sale, distribution and use in the Territory. If Trinity gives timely written notice to IRC of its exercise of such option, the parties promptly shall negotiate in good faith and attempt to reach a mutually acceptable agreement which would include, without limitation, the following material provisions: (a) grant of a license (without the right to sublicense) under the Manufacturing Know-How to such licensee as the parties mutually agree (which shall be either Trinity, an Affiliate of Trinity, a joint venture entity owned by IRC, Trinity or their respective Affiliates, or such other entity as the parties mutually agree) to make the Product in Thailand solely for sale, distribution and use in the Territory; (b) transfer of the Manufacturing Know-How, reasonable technical assistance regarding the Manufacturing Know-How and adequate protection to prevent the unauthorized use or disclosure of the Manufacturing Know-How; (c) control of the construction, validation and licensing of the manufacturing facility in accordance with GMP and all applicable laws, regulations and good manufacturing practices promulgated by the governing health authority of Thailand; (d) control of the employees and operations of the manufacturing facilities and processes; (e) quality control and quality assurance of the Product in accordance with GMP and all applicable laws, regulations and good manufacturing practices promulgated by the governing health authority of Thailand; (f) terms and conditions of a manufacturing royalty payable to IRC; (g) performance criteria and maximum output limitations; (h) insurance and indemnification provisions; (i) termination provisions; and (j) such other terms and conditions as are customary or appropriate in such agreements. If Trinity fails to timely give such notice to IRC or, if after good faith negotiations, the parties are unable to reach a mutually acceptable agreement prior to the expiration of such three-year period, then Trinity shall have no further option to obtain a license to make the Product in Thailand for sale, distribution and use in the Territory.

         5.5 Right to Negotiate License to Gene Therapy Products. For a period of fifteen (15) years after the date of the Agreement, Trinity shall have the-right, in its sole discretion, to negotiate with IRC to obtain an exclusive license (except as to IRC and its Affiliates) in the Territory under IRC's patent rights and know-how, existing as of the date of the Agreement, to develop and commercialize gene therapy products in the Territory for use in the Field. If Trinity gives timely written notice to IRC of its desire to so negotiate for such a license, the parties shall negotiate in good faith and attempt to reach a mutually acceptable agreement which shall include, without limitation, the following material provisions: (a) grant of a license under the IRC's patent rights and know-how to develop and commercialize such gene therapy products in the Territory solely for use in the Field; (b) transfer of any necessary technology to Trinity, reasonable technical assistance and adequate protection to prevent the unauthorized use or disclosure of such technology; (c) research and development rights and obligations; (d) promotion, marketing, sales and distribution rights and obligations; (e) manufacturing and supply rights and obligations; (f) license fee, royalty and milestone payment terms and conditions; (g) performance criteria and diligence obligations; (h) insurance and indemnification provisions; (i) termination provisions; and (j) such other terms and conditions as are customary or appropriate in such agreements. If Trinity fails to timely give such notice to IRC or, if after good faith negotiations, the parties are unable to reach a mutually acceptable agreement prior to the expiration of such fifteen (15) year period, then Trinity shall have no further right to negotiate to obtain a license to develop and commercialize such gene therapy products in the Territory for use in the Field.

         5.6 Diligence. Trinity diligently shall take all actions reasonably necessary to obtain the required approval to market the Product in each country in the Territory for use in the Field, as soon as commercially practicable, in accordance with the applicable Development Workplan and consistent with prudent drug development practices. Upon receipt of the required marketing approval for the Product in a country in the Territory, Trinity promptly shall commence marketing, and thereafter Trinity diligently shall market the Product in such country for use in the Field to meet the reasonably anticipated market demand for the Product in such country. Trinity shall not promote, market, sell, distribute, seek customers, establish any branch or maintain any sales or distribution network or instrumentality for the sale or distribution of the Product outside the Territory.

                                   ARTICLE 6

                                 PRODUCT SUPPLY
                                 --------------

         6.1 Purchase and Sale of Products. On the terms and subject to the conditions of the Agreement, IRC shall manufacture, sell and deliver the Product to Trinity, and Trinity shall purchase and accept such amount of the Product as ordered by Trinity, for sale, distribution and use in the Territory for use in the Field. The Product shall be manufactured to conform with the Product Specifications and in compliance with the applicable laws and regulations of the applicable governing health authority in the Territory.

            6.1.1 For Clinical Development. IRC shall manufacture, sell and deliver to Trinity such amounts of the Product and placebo, as Trinity reasonably requests, equal to Trinity's requirements of Products for clinical development in the Territory under the Development Program.

            6.1.2 For Commercial Sale and Distribution. IRC shall manufacture, sell and deliver to Trinity such amounts of the Product, as Trinity reasonably requests pursuant to the provisions of Section 6.4 below, equal to Trinity's requirements of the Product for commercial sale and distribution in the Territory for use in the Field.

         6.2 Packaging. Upon the mutual agreement of the parties in writing, IRC shall supply Product under the Agreement in unlabeled unit dose containers. The specifications of such unit dose containers shall meet all requirements of applicable laws and regulations. If IRC supplies Trinity with unlabeled unit dose containers of the Product, Trinity, at its sole expense, shall finalize packaging and labeling of the Product for sale and distribution in accordance with the requirements of applicable laws and regulations.

         6.3 Purchase Price and Payment Terms.

            6.3.1 Purchase Price.

            (a) With respect to clinical development supply under Section 6.1.1 above, after receipt of approval from the governing health authority of Thailand to conduct the applicable human clinical trials in Thailand and approval from the FDA to supply the Product for use therein, IRC shall supply Trinity with such 100 microgram, 400 microgram and DTH skin testing doses of the Product and placebo (as set forth in mutually acceptable protocols), for use in human clinical trials in Thailand under the Development Program for a period not to exceed three (3) years after the commencement of human clinical trials in Thailand. IRC shall supply such doses of Product and placebo for use in such human clinical trials in Thailand for not more than 10,000 enrolled patients during such period at no cost to Trinity. If additional Product and placebo is required for use in human clinical trials in Thailand prior to the First Commercial Sale, IRC shall supply such additional Product and placebo as the parties mutually agree in writing; at the purchase price US$*** per 100 microgram dose, US$*** per 400 microgram dose and US$*** per DTH skin testing dose of the Product and at such purchase price as the parties mutually agree in writing for placebo.

            (b) With respect to clinical development supply under Section 6.1.1 above, for use in human clinical trials in any other Country in the Territory under the Development Program, Trinity shall purchase such quantity of Product and placebo from IRC at such price as the parties mutually agree in writing.

            (c) With respect to commercial supply under Section 6.1.2 above, Trinity shall purchase Product from IRC at a price determined as follows: For a period of three years commencing on the date of the First Commercial Sale in Thailand, the purchase price shall equal US$*** per 100 microgram dose, US$*** per 400 microgram dose and US$*** per DTH skin testing dose of the Product; provided, however, if the Product is commercially sold or distributed in the Territory in other than 100 microgram, 400 microgram and DTH skin testing doses, or if IRC's Manufacturing Cost materially increases prior to the expiration of such three-year period, then the parties shall negotiate in good faith a mutually acceptable adjustment to the purchase price for the balance of such period which enables IRC, considering all the circumstances, to receive the substantially equivalent economic benefit from the adjusted purchase price as it reasonably expected as of the date of the Agreement to receive from the purchase price set forth above. After the three-year period as aforesaid, the purchase price shall be revised annually, on or before each anniversary of the date of the First Commercial Sale of the Product in Thailand, by the mutual written agreement of the parties.

            (d) IRC shall calculate its Manufacturing Cost for the Product in good faith in a manner which reasonably and equitably allocates the cost of overhead, materials, direct labor and benefits (each as defined in Section 1.9 above) to the Product.

            6.3.2 Invoicing. Upon shipment of Product to Trinity, IRC shall submit invoices therefor to Trinity. For all deliveries accepted pursuant to
Section 6.6 below, Trinity shall pay each invoice in full within thirty (30) days of receipt. Trinity shall pay interest to IRC on any unpaid invoice amount, which remains outstanding in excess of such thirty (30) day period at a rate equal to the three-month London Inter-Bank Offering Rate (LIBOR), as published in The Wall Street Journal under the caption "Money Rates," increased by two percent (2%) per annum, and adjusted on the first business day of each calendar Quarter, for a period than an invoice remains outstanding in excess of such thirty (30) day period.

            6.3.3 Sales and Use Taxes. Any federal, state, county or municipal sales or use tax, excise or similar charge, or other tax assessment of any country (other than that assessed against income), assessed or charged on the sale of Product sold pursuant to the Agreement shall be paid by Trinity.

         6.4 Orders and Forecasts.

            6.4.1 Prior to Regulatory Approval. Beginning upon Trinity's first submission for regulatory approval of the Product to the governing health authority in Thailand, and prior to approval to market the Product by the governing health authority in Thailand, Trinity shall issue at quarterly intervals a twelve (12) month forecast estimating Trinity's requirements of such Product for the first twelve (12) months of supply. These forecasts may be used by IRC for planning purposes only, unless and until such time as Trinity elects to issue an order or purchase order for its first delivery of Product in anticipation of Product approval. The order or purchase order (as the case may be) shall indicate dates and delivery information requirements. Trinity shall be obligated to accept or purchase and IRC shall supply one hundred percent (100%) of the quantity of Product listed in this initial order or purchase order (as the case may be) provided that such order or purchase order (as the case may be) is received by IRC not less than six (6) months prior to the requested delivery date in such order or purchase order (as the case may be) . If such order or purchase order (as the case may be) contains a delivery date of less than six
(6) months, IRC shall use its commercially reasonable efforts to meet such delivery date.

            6.4.2 After Regulatory Approval. Subsequent to regulatory approval to market the Product in Thailand, Trinity shall continue to issue at quarterly intervals a twelve (12) month forecast estimating its requirements of the Product during the succeeding four quarterly periods. Trinity shall be required to accept or purchase one hundred percent (100%) of the quantity of Product listed for the first quarterly period of each forecast and seventy-five percent (75%) of the quantity of Product listed for the second quarterly period of such forecast, but shall be able to increase or decrease the quantities estimated for the remaining two quarters of such forecast in subsequent forecasts. Trinity shall issue orders or purchase orders (as the case may be) for its Product requirements which shall provide dates and delivery information requirements.

            6.4.3 Supply Obligation. IRC shall supply one hundred percent (100%) of Product listed for the first quarterly period of each forecast, and shall have sufficient in-process inventory to produce one hundred twenty-five percent (125%) of the quantity of Product listed for the second quarterly period of each forecast. IRC shall use its commercially reasonable best efforts to accommodate any increases in quantity of Product which Trinity shall request under new orders or purchase orders (as the case may be). IRC shall meet Trinity's delivery requirements specified in accordance with this Section 6.4. IRC's obligation to supply Product, after regulatory approval to market the Product in Thailand, shall be subject to consummation of the purchase by Trinity of the shares of IRC common stock required to be purchased pursuant to Section 1.1.2 of the Stock Purchase Agreement.

            6.4.4 Planning Forecasts. Each September during the term of the Agreement or any extension thereof, Trinity shall prepare for IRC a special planning forecast for the following calendar year estimating Trinity's requirements for each Product for such year. This forecast shall not be binding upon the parties and shall be used for internal planning purposes only.

            6.4.5 Agreement Controlling. Each firm order by Trinity under the Agreement shall be governed by the terms of the Agreement. None of the terms or conditions of Trinity's or IRC's orders , purchase orders, invoices or similar instruments shall be applicable, except those specifying quantity ordered, delivery dates, special supply instructions and invoice information.

         6.5 Manufacturing Practices.

            6.5.1 GMP. IRC shall manufacture Product under the Agreement in accordance with GMP, IRC shall promptly advise Trinity of any process changes experienced by IRC during the manufacture of Product. Trinity shall have the right, at its sole expense, to audit IRC for compliance with GMP at reasonable intervals. Such audits shall be scheduled at mutually agreeable times upon at least fifteen (15) days' prior written notice to IRC.

            6.5.2 Certificates of Analysis. IRC shall provide certificates of analysis to Trinity for all Product delivered hereunder.

            6.5.3 Quality Control Information. Upon the reasonable request of either IRC or Trinity, the other party shall provide the requesting party with such information, including analytical and manufacturing documentation, requested by the requesting party relating to quality control of the Product; provided, however, the requesting party shall treat all such information disclosed pursuant to this Section 6.5.3 as confidential information subject to the provisions of Article 10 below.

         6.6 Delivery and Acceptance.

            6.6.1 Delivery. IRC's obligation to deliver Products under the Agreement shall be subject to obtaining all necessary consents, approvals and authorizations of the applicable governmental and regulatory authorities. All Products supplied under the Agreement shall be shipped f.o.b. place of manufacture. Title and risk of loss and damages to the Products shall pass to Trinity upon release to Trinity's designated carrier.

            6.6.2 Rejection and Cure. If a shipment of Product or any portion thereof is spoiled, damaged or defective, then Trinity shall have the right to reject such shipment of the Product or the portion thereof that fails to so conform, as the case may be. Trinity shall give written notice to IRC of its rejection hereunder, within sixty (60) days following the date on which such shipment was delivered, specifying the grounds for such rejection. All or any part of any shipment may be held for IRC's disposition and at IRC's expense if found to be not in conformance with the Product Specifications. No claims with respect to rejected Product shall be in an amount greater than the purchase price of such Product; provided, however, that IRC shall use its commercially reasonable efforts to cure such rejection or replace such spoiled, damaged or defective shipment of Product within, ninety (90) days after receipt of notice of rejection thereof. Should cover be utilized, IRC shall be responsible for the cost of such cover pertaining to the rejected Product in question. If no notice of rejection is given by Trinity within such sixty (60) day period, the shipment of the Product shall be deemed to have been accepted.

         6.7 Subcontract Manufacture. IRC shall have the right to subcontract with an Affiliate or Third Party subcontractor to manufacture, sell and deliver Products under the Agreement.

                                    ARTICLE 7

                                    ROYALTIES
                                    ---------

         During the Royalty Term, Trinity shall pay to IRC royalties equal to US$*** per each 100 microgram dose, US$ *** per 400 microgram dose and US$*** per DTH skin testing dose of the Product sold or distributed by Trinity, its Affiliates and sublicensees in the Territory. Notwithstanding the foregoing, if the Product is sold or distributed and used in the Territory in other than 100 microgram, 400 microgram and DTH skin testing doses, the parties shall negotiate a mutually acceptable adjustment to the royalty rate which enables IRC, considering all the circumstances, to receive the substantially equivalent economic benefit from the adjusted royalty rate as it reasonably expected as of the date of the Agreement to receive from the royalty rate set forth above.

                                   ARTICLE 8

                         ROYALTY REPORTS AND ACCOUNTING
                         ------------------------------

         8.1 Reports, Exchange Rates. During the term of the Agreement following the First Commercial Sale of the Product, Trinity shall furnish to IRC a quarterly written report showing in reasonably specific detail, on a country by country basis, (a) the quantity of all Product sold or .distributed by Trinity, its Affiliates and its sublicensees in the Territory during the reporting period; (b) the calculation of royalties payable in United States dollars, if any, which shall have accrued based upon such sale or distribution of Product;
(c) the withholding taxes, if any, required by law with respect to such sale or distribution; and (d) the date of the First Commercial Sale of the Product in each country in the Territory during the reporting period. Reports shall be due on the thirtieth (30th) day following the close of each quarter. Trinity shall keep complete and accurate records in sufficient detail to properly reflect all sales and distributions of the Product and to enable the royalties payable hereunder to be determined.

         8.2 Audits.

            8.2.1 Upon the written request of IRC and not more than twice in each calendar year, Trinity shall permit an independent certified public accounting firm of internationally recognized standing, selected by IRC and reasonably acceptable to Trinity, at IRC's expense, to have access during normal business hours to such of the records of Trinity as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to IRC only whether the records are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

            8.2.2 If such accounting firm concludes that additional royalties were owed during such period, Trinity shall pay the additional royalties within thirty (30) days of the date IRC delivers to Trinity such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by IRC; provided, however, if the audit discloses that the royalties payable by Trinity for the audited period are more than one hundred five percent

(105%) of the royalties actually paid for such period, then Trinity shall pay the reasonable fees and expenses charged by such accounting firm.

            8.2.3 Trinity shall include in each permitted sublicense granted by it pursuant to the Agreement a provision requiring the sublicensee to make reports to Trinity, to keep and maintain records of sales and distributions made pursuant to such sublicense and to grant access to such records by IRC's independent accountant to the same extent required of Trinity under the Agreement. Upon the expiration of thirty-six (36) months following the end of any year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon IRC and Trinity shall be released from any liability or accountability with respect to royalties for such year.

         8.3 Confidential Financial Information. IRC shall treat all financial information subject to review under this Article 8 or under any sublicense agreement as confidential, and shall cause its accounting firm to retain all such financial information in confidence.

                                    ARTICLE 9

                                    PAYMENTS
                                    --------

         9.1 Payment Terms. Royalties shown to have accrued by each royalty report provided for under Article 8 above shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

         9.2 Payment Method. All payments by Trinity to IRC under the Agreement shall be paid in United States dollars, and all such payments shall be originated from a United States bank located in the United States and made by bank wire transfer in immediately available funds, or by such other method of payment as IRC and Trinity mutually agree in writing before such payment is due, to such account as IRC shall designate before such payment is due.

         9.3 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where the Product is sold or distributed, payment shall be made through such lawful means or methods as IRC reasonably shall determine.

         9.4 Withholding Taxes. All amounts owing from Trinity to IRC under the Agreement are net amounts, and shall be grossed-up to account for any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than (a) United States taxes and (b) taxes imposed solely by reason of IRC having a permanent establishment in any other country or IRC otherwise being subject to taxation by such country (except solely by reason of the license granted under the Agreement).

         9.5 Late Payments. Unless otherwise provided in the Agreement, Trinity shall pay interest to IRC on the aggregate amount of any payments by Trinity that are not paid on or before the date such payments are due under the Agreement at a rate per annum equal to the prime rate of interest as reported by Bank of America NT&SA in San Francisco, California, from time to time, plus ***, calculated on the number of days such payment is delinquent.

                                   ARTICLE 10

                                 CONFIDENTIALITY
                                 ---------------

         10.1  Nondisclosure  Obligations.  Except as otherwise provided in this
Article 10, during the term of the Agreement and for a period of five (5) years thereafter, Trinity shall maintain in confidence and use only for purposes of the Agreement all information and data, of any type whatsoever, (a) disclosed by IRC and identified as, or acknowledged to be, confidential, or (b) resulting from the Development Program or relating to the Product (the "Confidential Information").

         10.2 Permitted Disclosures. To the extent it is reasonably necessary or appropriate to fulfill its obligations under the Agreement, Trinity may disclose
(a) Confidential Information it is otherwise obligated under this Article 10 not to disclose to its employees on a need-to-know basis on the condition that such persons agree in writing, or are subject to a written Institution policy, to keep the Confidential Information confidential for the same time periods and to the same extent as Trinity is required to keep the Confidential Information confidential and (b) such Confidential Information to governmental or other regulatory authorities to the extent that such disclosure is required by applicable law, regulation or court order, provided that Trinity shall give advance written notice to IRC thereof and sufficient opportunity to object to such disclosure or to request confidential treatment thereof. Trinity shall notify IRC promptly upon discovery of any unauthorized use or disclosure of the Confidential Information.

         The obligation not to disclose or use Confidential Information shall not apply to the extent that Trinity can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure by Trinity, or thereafter became public knowledge, other than as a result of actions of Trinity, its directors, officers or employees, in violation hereof; (ii) the disclosed information was rightfully known by Trinity or its affiliates (as shown by its written records) prior to the date of disclosure to Trinity hereunder: or (iii) the disclosed information was disclosed to Trinity or its affiliates on an unrestricted basis from a source unrelated to any party to the Agreement and not under a duty of confidentiality to IRC.

         10.3 Publication. Subject to the provisions of Sections 10.1 and 10.2 above, Trinity shall have the right to publish the results of the Development Program; provided, however, that Trinity shall provide IRC the opportunity to review any proposed manuscripts or any other proposed disclosure describing the such results not less than sixty (60) days prior to their proposed submission for publication or other proposed disclosure. IRC shall have the right to require the delay of any such publication or disclosure for a period of up to ninety (90) days to permit IRC to prepare and file such patent applications as it believes are necessary or desirable to protect any patentable subject matter to be disclosed in such publication or other disclosure. IRC shall also have the right to require the delay of any such publication or disclosure until such time as IRC has filed such results with the FDA.

         10.4 Terms of the Agreement. IRC and Trinity shall not disclose any terms or conditions of the Agreement to any Third Party without the prior consent of the other party, except as required by applicable law or to Persons with whom Trinity or IRC has entered into or proposes to enter into a business
relationship,   provided  that  such  Persons  shall  enter  into  the
  regutied
confidentiality agreement. Notwithstanding the foregoing, prior to execution of the Agreement, Trinity and IRC shall agree upon the substance of information that can be used to describe the terms of this transaction, and Trinity and IRC may disclose such information, as modified by mutual agreement from time to time, without the other party's consent.

                                   ARTICLE 11

                              TERM AND TERMINATION
                              --------------------

         11.1 Expiration. Unless terminated earlier pursuant to Sections 11.2 or
11.3  below,   the  Agreement  shall  expire  on  the  expiration  of  Trinity's obligations to pay royalties under the Agreement.

         11.2 Termination by IRC. The Agreement shall terminate, at the option of IRC effective upon written notice thereof to Trinity, if Trinity has not received the required marketing approval from the governing health authority of Thailand for the Product on or before the first to occur of (a) the date which is eighteen (18) months after receipt of the required marketing approval from the FDA for the Product in the United States, (b) the date which is twenty-four
(24) months after completion of the Phase 3 clinical trial of the Product in Thailand under the applicable Development Workplan, and (c) December 31, 2000.

         11.3 Termination for Cause. Either party may terminate the Agreement upon the occurrence of any of the following:

         11.3.1 Trinity shall have failed to timely deliver to IRC the letter of credit required under Section 1.4 of the Stock Purchase Agreement; or

         11.3.2 Trinity has not received, on or before April 1, 1996, the required approval from the governing health authority of Thailand to commence human clinical trials of the Product in Thailand under the applicable Development Workplan; or

         11.3.3 Trinity shall have failed to purchase the shares of IRC common stock under Section 1.1.1 and/or 1.1.2 of the Stock Purchase Agreement (without regard to Section 1.2 of the Stock Purchase Agreement) ; or

         11.3.4 Any serious and unexpected side effect, injury, toxicity or sensitivity reaction, or any unexpected incidence associated with the clinical uses, studies, investigations, tests and marketing of the Product, as further specified in Article 13 below; or

         11.3.5 The other party shall (a) seek the liquidation, reorganization, dissolution or winding up of itself (other than dissolution or winding up for the purposes of reconstruction or amalgamation) or the composition or readjustment of all or substantially all of its debts, (b) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or substantially all of its assets,
(c) make a general assignment for the benefit of its creditors, (d) commence a voluntary case under the Bankruptcy Code, (e) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, or (f) adopt any resolution of its Board of Directors or stockholders for the purpose of effecting any of the foregoing; or

         11.3.6 A proceeding or case shall be commenced without the application or consent of the other party and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the following shall be entered and continue unstayed in effect, for a period of ninety (90) days from and after the date service of process is effected upon the other party, seeking (a) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of all or substantially all of its debts,
(b) the appointment of a trustee, receiver, custodian, liquidator or the like of itself or of all or substantially all of its assets, or (c) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts; or

            11.3.7 Upon or after the breach of any material provision of the Agreement or any material provision (other than Sections 1.1.1 and 1.4) of the Stock Purchase Agreement, if the breaching party has not cured such breach within ninety (90) days, or such longer period as the other party in its sole discretion agrees, after notice thereof from the other party, the Agreement shall terminate, at the option of the other party, upon the expiration of such cure period.

         11.4 Effect of Expiration and Termination. Expiration or termination of the Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Articles 10 and 12 shall survive the expiration or termination of the Agreement.

                                    ARTICLE 12

                                    INDEMNITY
                                    ---------

         12.1 Direct Indemnity. Each party shall indemnify, defend and hold the other party harmless, and hereby forever releases and discharges the other party, from and against any loss, liability, cost or expense, including attorneys' fees and costs (any "Liability"), resulting from any claim, action or other proceeding by a Third Party, arising out of the negligence, recklessness or intentional acts or omissions of the indemnifying party in connection with the work performed by such party during the Development Program.

         12.2 Other Indemnity. Each party shall indemnify, defend and hold the other party harmless from and against any Liability, resulting from any claim, action or other proceeding by a Third Party, for personal injuries or any product recall to the extent caused by: (a) any failure of the indemnifying party to test for or provide adequate warnings of adverse side effects to the extent such failure arises out of acts or omissions in connection with such party's obligations hereunder, (b) any manufacturing defect by the indemnifying party in the Product or any other material manufactured by such party, or (c) any other act or omission (without regard to culpable conduct) of the indemnifying party in connection with the activities contemplated under the Agreement; except in each case to the extent any such Liability resulted from negligence, recklessness or intentional acts or omissions of the other party.

         12.3 Procedure. A party (the "Indemnitee") that intends to claim indemnification under this Article 12 shall promptly notify the Party (the "Indemnitor") under obligation of indemnification hereunder of any Liability for which the Indemnitee intends to claim such indemnification. The Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by, the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 12 shall not apply to amounts paid in settlement if effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Article 12, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to the Indemnitee otherwise than under this Article 12. The Indemnitor may not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the Indemnitee without the express written consent of the Indemnitee. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any Liability covered by this indemnification.

         12.4 Insurance. Trinity and IRC each shall maintain, through self insurance or otherwise, product liability insurance with respect to development, manufacture, sale and distribution of the Product by Trinity or IRC, as the case may be, in such amount as Trinity or IRC, respectively, customarily maintains with respect to sales and distribution of its other products. Trinity and IRC, as applicable, shall maintain such insurance for so long as each continues to manufacture, sell or distribute the Product, and thereafter for so long as Trinity and IRC, as applicable, each maintain insurance for itself covering such manufacture, or sale distribution.

                                   ARTICLE 13

                          ADVERSE EXPERIENCE REPORTING
                          ----------------------------

         During the term of the Agreement, each party shall notify the other immediately of any information concerning any serious or unexpected side effect, injury, toxicity or sensitivity reaction, or any unexpected incidence, and the severity thereof, associated with the clinical uses, studies, investigations, tests and marketing of the Product. For purposes of this Article 13, "serious" shall mean an experience which (a) results in the death, permanent or substantial disability, in-patient hospitalization or prolongation of hospitalization, or (b) is a congenital anomaly, cancer, the result of an overdose or life threatening. For purposes of this Article 13, "unexpected" shall mean (x) for a non-marketed product, an experience that is not identified in nature, severity or frequency in the current clinical investigator's confidential information brochure, and (y) for a marketed product, an experience which is not listed in the current labeling for such product, and includes an event that may be symptomatically and pathophysiologically related to an event listed in the labeling but differs from the event because of increased frequency or greater severity or specificity. Each party further shall immediately notify the other of any information received regarding any threatened or pending action by an agency which may affect the safety and efficacy claims of any such product. Upon receipt of any such information, the parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting either party's right to make a timely report of such matter to any government agency or take other action that it deems to be appropriate or required by applicable law or regulation.

                                   ARTICLE 14

                                  FORCE MAJEURE
                                  -------------

         Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement to the extent, and for SO long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

                                   ARTICLE 15

                                   ASSIGNMENT
                                   ----------

         The Agreement may not be assigned nor, except as expressly provided or otherwise transferred, hereunder, may any right or obligations hereunder be assigned or transferred by either party without the consent of the other party; provided, however, that either IRC or Trinity may, without sue Agreement and its rights and obligations hereunder h connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under the Agreement.

                                   ARTICLE 16

                                  SEVERABILITY
                                  ------------

         Each party hereby acknowledges that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of the Agreement be or become invalid, the parties shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into the Agreement with such provisions. In case such provisions cannot be agreed upon the invalidity of one or several provisions of the Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance to the Agreement that it is to be reasonably assumed that the parties would not have entered into the Agreement without the invalid provisions.

                                   ARTICLE 17

                                  MISCELLANEOUS
                                  -------------

         17.1 Notices. Any consent, notice or report required or permitted to be given or made under the Agreement by a party to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, air mail or internationally-recognized courier), air mail internationally-recognized courier, postage prepaid (where applicable), addressed to the other party at its address indicated below, or to such other address as the addressee, shall have last furnished in writing to the addressor and (except as otherwise provided in the Agreement) shall be effective upon receipt by the addressee.

         If to IRC:              The Immune Response Corporation
                                 5935 Darwin Court
                                 Carlsbad, California 92008, U.S.A.
                                 Attention: Dennis J. Carlo, Ph. D.

         with a copy to:         Pillsbury Madison & Sutro
                                 235 Montgomery Street, 15th Floor
                                 San Francisco, California 94104, U.S.A.
                                 Attention: Thomas E. Sparks, Jr.

                                 If to Trinity: Trinity Medical Group, Co., Ltd. 425/5 Silom No. 7
                                 Silom Road
                                 Bangkok 10900, Thailand
                                 Attention: Mr. Arun Churdboonchart

         17.2 Applicable Law. The Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods.

         17.3 U. S. Export Laws and Regulations. Each party acknowledges that its rights and obligations under the Agreement are subject to the laws and regulations of the United States relating to the export of products and technical information. Without limitation, each party shall comply with all such laws and regulations.

         17.4 Legal Enforcement. If a party initiates any legal action or other proceeding for the enforcement or interpretation of the Agreement, or because of a dispute or an alleged default, breach or misrepresentation in connection with the Agreement or the rights or obligations of the parties hereunder, the parties consent to the exclusive personal jurisdiction of the appropriate state or federal court located in San Francisco, California, U.S.A., in such action or other proceeding.

         17.5 Entire Agreement. The Agreement and the Stock Purchase Agreement dated as of the date hereof between IRC and Trinity, together with their respective exhibits, contain the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by the Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.

         17.6 Headings. The captions to the several Articles and Sections hereto are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         17.7 Independent Contractors. It is expressly agreed that IRC and Trinity shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither IRC nor Trinity shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the party to do so.

         17.8 Waiver. The waiver by either party of any right hereunder or failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

         17.9 Counterparts. The Agreement may be executed in two or more counterparts, eat of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first set forth above.

                                             THE IMMUNE RESPONSE CORPORATION


                                             By:     /s/ Dennis J. Carlo, Ph. D.
                                                     --------------------------
                                             Title   President and CEO
                                                     ------------------------


                                             TRINITY MEDICAL GROUP, CO., LTD.

                                             By:     /s/  Arun Churdboonchart
                                                     ---------------------------
                                             Title:  President and CEO
                                                     -------------------------

                                    Exhibit A
                       DEVELOPMENT WORK PLAN FOR THAILAND

A. ACTIVITIES NECESSARY TO OBTAIN ALL APPLICABLE MARKETING APPROVALS REQUIRED FOR THE COMMERCIAL SALE, DISTRIBUTION, OR USE OF THE PRODUCT IN THAILAND.

         1.     Clinical trial as required by the Thai Government;
         2.     Apply with the Thai FDA for permission to import product;
         3.     Register with the Ministry of Commerce;
         4.     Acquire license for commercialization.

B.       THE GENERAL  STRUCTURE OF ALL HUMAN CLINICAL  TRIALS TO BE CONDUCTED IN
         THAILAND.

         A Phase II (Protocol No. 2101 June 23, 1995), randomized, double blind, two arm, placebo controlled safety and immunogenicity study in up to 300 HIV infected subjects with CD4 counts greater than or equal to 300 cells/ul.

         A Phase III (Protocol No. 301 June 23, 1995) randomized, double-blind, multicenter, two arm, placebo controlled clinical endpoint study in 2,000 HIV seropositive patients. An additional 7,700 HIV seropositive patients may be enrolled in an open label clinical study upon mutual agreement of the parties.

C.       PRINCIPAL INVESTIGATORS (CO-CHAIRS) FOR THE HUMAN CLINICAL TRIALS.

         Protocol Coordinator:              Dr. Vina Churdboonchart, Ph. D.
         Protocol Co-Chairs :               Anuwat Limsuwan, MD
                                            Chuanchom Sakondhavat, MD
                                            Buranaj Smutharaks, MD, Msc, Mph
                                            Ronald B. Moss, MD

         Scientific Advisor :               Pradit Chareonthaitawee, MD

D. THE REQUIRED RESOURCES AND EFFORTS OF IRC AND TRINITY NECESSARY TO CONDUCT THE CLINICAL TRIALS AND TO OBTAIN THE REQUIRED MARKETING APPROVAL IN THAILAND.

         RESPONSIBILITIES OF THE IMMUNE RESPONSE CORPORATION

         1.       Supply product for clinical trial use.
         2. Draft protocol, statistical analysis plan, case report forms and informed consent form.
         3. Organize the data management system (Case Report Form tracking, database setup, data entry, QA review, database closure, and statistical analysis) in conjunction with the contract research organization (CRO) or a Thai Government approved committee and PI.
         4.       Assist  with   preparation  of  the  medical  and  statistical
                  summaries in conjunction with the CRO or a Thai Government approved committee and PI.

         5. Set up the clinical supplies labeling, ordering and tracking system in conduction with the CRO or a Thai Government approved committee and PI.
         6.       Organization  of a Data Safety and Efficacy  Monitoring  Board
                  (DSMB) composed of HIV clinical and statistical experts to be administered by the CRO or a Thai Government approved committee and PI.
         7. Draft development of all study preparation materials (instructions manuals, monitoring notebook, Q&A line, etc.) in conjunction with the CRO or a Thai Government approved committee and PI.
         8. Preparation of regulatory submissions for exporting of Product to Thailand and to assist with regulatory submissions to the Thailand FDA.
         9. Assistance with routine safety monitoring and development of a central Adverse Event (AE) notification system in conjunction with the CRO or a Thai Government approved committee and PI.
         10. Assistance with site and laboratory selection and quality assurance reviews.

         11. Travel expenses and other administration and personnel cost of IRC employees.

         RESPONSIBILITIES OF TRINITY MEDICAL GROUP, CO., LTD.

         1. Funding for expenses associated with conducting the clinical trial (data management and monitoring), performance of study procedures (such as medical histories, physical examinations, drug administration, venipuncture), investigator payments including study site coordinator and other study personnel and all laboratory assays and testing (e. g., safety labs including hematology and chemistries and lymphocyte phenotyping -CD4).
         2. Recruitment and follow-up of patients which meet protocol inclusion and exclusion criteria.
         3.       Quality  assurance  monitoring  of  medical  records  and case report forms which would meet worldwide Good Clinical Practices (GCPs) requirements.
         4. Preparation of Thailand regulatory submissions and translation of all required documents.
         5.       Importing Product into Thailand.

                                      -2-